DYNAMICS RESEARCH CORPORATION
60 FRONTAGE ROAD, ANDOVER, MASSACHUSETTS 01810-5423	TEL.: 978/289-1500	www.drc.com

DYNAMICS RESEARCH CORPORATION
REPORTS RECEIPT OF COURT MEMORANDUM

ANDOVER, Mass. – April 1, 2008 – Dynamics Research Corporation (Nasdaq: DRCO) today announced the receipt of a Memorandum and Order related to a Summary Judgment Motion filed in February 2007 in the U.S. District Court for the District of Massachusetts pertaining to a Civil Complaint filed in October 2003 by the U.S. Attorney against the Company.  As previously reported by the Company the action relates to the conduct of two former employees during the 1990s.  The Memorandum grants the government’s Motion for Summary Judgment as to DRC’s liability under the False Claims Act and the Anti-Kickback Act and for breach of contract, denies the government’s Motion for the award of damages, and indicates that further proceedings will be conducted to determine the amount of damages.  The Court has scheduled a status conference for May 21, 2008 to address procedures to move the case forward.

“Today’s action brings this matter one step closer to closure.  When this matter first arose in the year 2000 we energetically supported the criminal investigative efforts of the U.S Attorney and swiftly terminated the two employees for their actions.  We have earnestly attempted to settle the civil aspects of this matter.  We look forward to moving to the next steps in this process and fully resolving this matter,” said James P. Regan, DRC’s chairman and chief executive officer.

The Company intends to promptly assess the effect of the complex 53-page ruling, including the adjustment of reserves for financial liability as may be appropriate, and report its findings.  The Company anticipates no change in its current status as a presently responsible government contractor.  By law, the findings can be appealed.

About Dynamics Research Corporation
Dynamics Research Corporation (DRC) is a leading provider of mission-critical technology management services and solutions for government programs.  DRC offers forward-thinking solutions backed by a history of excellence and customer satisfaction.  Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover, Massachusetts; Reston, Virginia; and Fairborn, Ohio.  For more information please visit our website at www.drc.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company's financial results, please refer to DRC's most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACTS:	Investors:	Dave Keleher	Media:	Duyen "Jen" Truong,
		SVP and Chief Financial Officer		Sage Communications (for DRC)
		978.289.1615		703.584.5645
		dkeleher@drc.com		duyent@aboutsage.com